Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Nos. 333-150903 and 333-168845 on Form S-8 and No. 333-233099 on Form S-3 of B&G Foods, Inc. of our report dated January 28, 2021, relating to the abbreviated financial statements of The J. M. Smucker Company Crisco Business as of and for the year ended April 30, 2020 appearing in this Current Report on Form 8-K/A of B&G Foods, Inc.

/s/ Ernst & Young LLP

Akron, Ohio

February 16, 2021